                                                                 EXHIBIT e(1)(c)

                                 AMENDMENT NO. 2
                       TO THE SECOND AMENDED AND RESTATED
                          MASTER DISTRIBUTION AGREEMENT
                                     BETWEEN
                          AIM INTERNATIONAL FUNDS, INC.

         (CLASS A SHARES, CLASS C SHARES AND INSTITUTIONAL CLASS SHARES)
                                       AND
                            A I M DISTRIBUTORS, INC.

         The Second Amended and Restated Master Distribution Agreement (the "Agreement"), dated July 1, 2000, by and between AIM International Funds, Inc., a Maryland corporation, and A I M Distributors, Inc., a Delaware corporation, is hereby amended as follows:

         1. The following paragraph is added at the end of Section FOURTH: (A):

                  "The public offering price of the Class R Shares shall be the net asset value per share of the applicable Class R Shares. Net asset value per share shall be determined in accordance with the provisions of the then current prospectus and statement of additional information of the applicable Portfolio. The Distributor may establish a schedule of contingent deferred sales charges to be imposed at the time of redemption of the Shares, and such schedule shall be disclosed in the current prospectus of each Portfolio. Such schedule of contingent deferred sales charges may reflect variations in or waivers of such charges on redemptions of Class R Shares, either generally to the public or to any specified class of shareholders and/or in connection with any specified class of transactions, in accordance with applicable rules and regulations and exemptive relief granted by the Securities and Exchange Commission, and as set forth in the Portfolios' current prospectus(es). The Distributor and the Company shall apply any then applicable scheduled variation in or waiver of contingent deferred sales charges uniformly to all shareholders and/or all transactions belonging to a specified class."

         Appendix A to the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "APPENDIX A
                                       TO
                           SECOND AMENDED AND RESTATED
                          MASTER DISTRIBUTION AGREEMENT
                                       OF
                          AIM INTERNATIONAL FUNDS, INC.


CLASS A SHARES

AIM Asian Growth Fund
AIM European Development Fund
AIM Global Aggressive Growth Fund
AIM Global Growth Fund
AIM Global Income Fund
AIM International Equity Fund

CLASS C SHARES

AIM Asian Growth Fund
AIM European Development Fund
AIM Global Aggressive Growth Fund
AIM Global Growth Fund
AIM Global Income Fund
AIM International Equity Fund


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INSTITUTIONAL CLASS SHARES
AIM International Equity Fund

CLASS R SHARES

AIM European Development Fund
AIM International Equity Fund"



     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated: June 3, 2002

                                      AIM INTERNATIONAL FUNDS, INC.


Attest: /s/ P. MICHELLE GRACE          By: /s/ ROBERT H. GRAHAM
        --------------------------        -------------------------------------
           Assistant Secretary            Robert H. Graham
                                          President



                                      A I M DISTRIBUTORS, INC.


Attest: /s/ P. MICHELLE GRACE          By: /s/ MICHAEL J. CEMO
        --------------------------        -------------------------------------
           Assistant Secretary            Michael J. Cemo
                                          President


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